Exhibit 10.22

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS *. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This twenty-seven (27) page AGREEMENT ("AGREEMENT") is made on this 10th day of January 2006, by and between THE BOARD OF REGENTS ("BOARD") of THE UNIVERSITY OF TEXAS SYSTEM ("SYSTEM"), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER ("UTMDACC"), a component institution of SYSTEM, and CALLISTO PHARMACEUTICALS, INC., a Delaware corporation having a principal place of business located at 420 Lexington Avenue, Suite 1609, New York, New York 10170 (“LICENSEE”).

TABLE OF CONTENTS

RECITALS	Page 2

I. EFFECTIVE DATE	Page 2

II. DEFINITIONS	Page 2

III. LICENSE	Page 4

IV. CONSIDERATION, PAYMENTS AND REPORTS	Page 6

V. SPONSORED RESEARCH	Page 12

VI. PATENTS AND INVENTIONS	Page 12

VII. INFRINGEMENT BY THIRD PARTIES	Page 13

VIII. PATENT MARKING	Page 14

IX. INDEMNIFICATION AND INSURANCE	Page 14

X. USE OF BOARD AND UTMDACC'S NAME	Page 16

XI. CONFIDENTIAL INFORMATION AND PUBLICATION	Page 16

XII. ASSIGNMENT	Page 18

XIII. TERM AND TERMINATION	Page 18

XIV. WARRANTY: SUPERIOR-RIGHTS	Page 21

XV. GENERAL	Page 23

SIGNATURES	Page 26

RECITALS

A.	BOARD owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS related to LICENSED SUBJECT MATTER developed at UTMDACC.

B.
BOARD, through UTMDACC, desires to have the LICENSED SUBJECT MATTER developed in the LICENSED FIELD and used for the benefit of LICENSEE, BOARD, SYSTEM, UTMDACC, the inventor(s), and the public as outlined in BOARD’s Intellectual Property Policy.

C.	LICENSEE wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

I. EFFECTIVE DATE

1.1	This AGREEMENT is effective as of the date written above ("EFFECTIVE DATE").

II. DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

2.1
AFFILIATE means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.

2.2	LICENSED FIELD means the fields of human therapeutics and animal therapeutics.

2.3	LICENSED PRODUCTS means any product or service sold by LICENSEE comprising LICENSED SUBJECT MATTER pursuant to this AGREEMENT.

2.4	LICENSED SUBJECT MATTER means inventions and discoveries covered by PATENT RIGHTS or TECHNOLOGY RIGHTS within LICENSED FIELD.

2.5	LICENSED TERRITORY means worldwide.

2.6
NET SALES means the gross revenues received by LICENSEE from a SALE less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by LICENSEE in LICENSEE’s official books and records in accordance with generally accepted accounting practices and consistent with LICENSEE’s published financial statements and/or regulatory filings with the United States Securities and Exchange Commission.

2.7
PATENT RIGHTS means BOARD's rights in information or discoveries described in invention disclosures, or claimed in any patents, and/or patent applications, whether domestic or foreign, and all divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions thereof, and any letters patent that issue thereon as defined in Exhibit I attached hereto.

2.8	PHASE II CLINICAL STUDY means: (a) that portion of the drug development and review process which provides for early controlled clinical studies conducted to obtain preliminary data on the effectiveness of an investigational new drug for a particular indication, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R.§ 312.21 or any future revisions or substitutes therefor; or (b) a similar clinical study in any national jurisdiction other than the United States.

2.9
PHASE IIb CLINICAL STUDY means that portion of a PHASE II CLINICAL STUDY involving controlled dose ranging to evaluate the efficacy and safety of an investigational new drug in the target patient population and to define the optimal dosing regimen.

2.10	SALE or SOLD means the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE or AFFILIATE.

2.11
TECHNOLOGY RIGHTS means BOARD's rights in any technical information, know-how, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings or data created by the inventor(s) listed in Exhibit I at UTMDACC before the EFFECTIVE DATE, which are not claimed in PATENT RIGHTS but that are necessary for practicing PATENT RIGHTS.

III. LICENSE

3.1	BOARD, through UTMDACC, hereby grants to LICENSEE a royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use, import, offer to sell and/or sell LICENSED PRODUCTS within LICENSED TERRITORY for use within LICENSED FIELD. This grant is subject to Sections 14.2 and 14.3 hereinbelow, the payment by LICENSEE to UTMDACC of all consideration as provided herein, the timely payment of all amounts due under any related sponsored research agreement between UTMDACC and LICENSEE in effect during this

AGREEMENT, and is further subject to the following rights retained by BOARD and UTMDACC to:
(a)	Publish the general scientific findings from research related to LICENSED SUBJECT MATTER, subject to the terms of Article XI-Confidential Information and Publication; and
(b)	Use LICENSED SUBJECT MATTER for research, teaching, patient care, and other educationally-related, non-commercial purposes.

3.2
LICENSEE may extend the license granted herein to any AFFILIATE provided that the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE. LICENSEE agrees to deliver such contract to UTMDACC within thirty (30) calendar days following execution thereof.

3.3
LICENSEE may grant sublicenses under LICENSED SUBJECT MATTER consistent with the terms of this AGREEMENT provided that LICENSEE is responsible for its sublicensees relevant to this AGREEMENT, and for diligently collecting all amounts due LICENSEE from sublicensees. If a sublicensee pursuant hereto becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee, LICENSEE, to the extent allowed under applicable law and in a timely manner, agrees to use its best reasonable efforts to collect all consideration owed to LICENSEE and to have the sublicense agreement confirmed or rejected by a court of proper jurisdiction.

3.4
LICENSEE must deliver to UTMDACC a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within thirty (30) calendar days after execution, modification, or termination.

3.5
If this AGREEMENT is terminated pursuant to Article XIII-Term and Termination, BOARD and UTMDACC agree to accept as successors to LICENSEE, existing sublicensees in good standing at the date of termination provided that each such sublicensee consents in writing to be bound by all of the terms and conditions of this AGREEMENT.

3.6
UTMDACC grants LICENSEE an exclusive option to negotiate a worldwide, royalty-bearing exclusive license to any Improvements created by Dr. Waldemar Priebe at UTMDACC for two years from the EFFECTIVE DATE. For the purpose of this Section, “Improvements” means any analogs or derivative compounds based on the activity or structure of Tyrphostins. Such option shall be exercisable in the following manner: UTMDACC will promptly notify LICENSEE of any Improvements that are disclosed to its Office of Technology Commercialization. LICENSEE shall have three (3) months from such disclosure to notify UTMDACC of its desire to enter into such a license agreement, and a license agreement shall be negotiated in good faith within a period not to exceed six (6) months from LICENSEE's notification to UTMDACC of its desire to enter into a license agreement, or such period of time as to which the parties shall mutually agree. UTMDACC agrees that any license negotiated for Improvements will contain appropriate royalty stacking language which will prevent UTMDACC from receiving a royalty pursuant to both this AGREEMENT and any negotiated license for the Improvements.

IV. CONSIDERATION, PAYMENTS AND REPORTS

4.1	In consideration of rights granted by BOARD to LICENSEE under this AGREEMENT, LICENSEE agrees to pay UTMDACC the following:
(a)
All out-of-pocket expenses incurred by UTMDACC in filing, prosecuting, enforcing and maintaining PATENT RIGHTS, and all such future expenses incurred by UTMDACC, for so long as, and in such countries as this AGREEMENT remains in effect. UTMDACC will invoice LICENSEE within thirty (30) calendar days of the EFFECTIVE DATE for expenses incurred as of that time and on a quarterly basis thereafter. The invoiced amounts will be due and payable by LICENSEE within thirty (30) calendar days of invoice; and

(b)
A nonrefundable license documentation fee in the amount of $*. This fee will not reduce the amount of any other payment provided for in this ARTICLE IV, and is due and payable within thirty (30) calendar days after the AGREEMENT has been fully executed by all parties; and

(c)	Nonrefundable annual license maintenance fees as follows:
(i)	year one - $*, due within thirty (30) days of the first anniversary of the EFFECTIVE DATE;
(ii)	year two - $*, due within thirty (30) days of the second anniversary of the EFFECTIVE DATE;
(iii)	year three - $*, due within thirty (30) days of the third anniversary of the EFFECTIVE DATE;

(iv)	year four - $*, due within thirty (30) days of the fourth anniversary of the EFFECTIVE DATE;
(v)	year five - $*, due within thirty (30) days of the fifth anniversary of the EFFECTIVE DATE; and
(vi)
year six and each subsequent year - $*, due within thirty (30) days of the seventh anniversary of the EFFECTIVE DATE and every anniversary of the EFFECTIVE DATE thereafter, provided that, upon the first SALE, the annual maintenance fee for that year and subsequent years will become a guaranteed minimum annual royalty of $* per year.

These annual maintenance fees will be offset against any payments paid that are otherwise due pursuant to Section 4.1(d); and
(d)	A running royalty as follows:
(i)	* percent (*%) of NET SALES up to and including $* in NET SALES; and
(ii) * percent (*%) of NET SALES in excess of $*; and
(e)	Milestone payments as follows due for each LICENSED PRODUCT used as a therapeutic:
(i)
$* due within thirty (30) days of an NDA filing for each LICENSED PRODUCT. As used herein, “NDA filing” shall mean the filing of a New Drug Application (as described in 21 C.F.R.§ 314.50 et. seq. or any future revisions or substitutes therefor) or a similar application seeking

Marketing Approval, as defined below, in the United States or a country other than the United States;
(ii)
$* due within thirty (30) days of Marketing Approval of each LICENSED PRODUCT. “Marketing Approval” means the approval or authorization required for the marketing, promotion and sale of LICENSED PRODUCT in a country, such as the issuance of an approval action on an NDA in the United States, or the issuance of its equivalent in a country other than the United States; and

(iii)	$* due within thirty (30) days of the first SALE of each LICENSED PRODUCT; and
(f)
The following percentage of all consideration (other than (i) research and development money; (ii) payments received by LICENSEE from a sublicense as a result of the purchase or sale of debt or equity securities of LICENSEE by such sublicense; or (iii) monies received for the same milestone events outlined in Section 4.1(e)) received by LICENSEE from either (i) any sublicensee pursuant to Sections 3.3 and 3.4 hereinabove, or (ii) any assignee pursuant to Section 12.1 hereinbelow (in consideration for UTMDACC allowing the assignment), including but not limited to, royalties, up-front payments, marketing, distribution, franchise, option, license, or documentation fees, bonus, and certain milestone payments and equity securities not excluded above:

(i)	prior to completion of a Phase IIb Clinical Study - * percent (*%); and
(ii)	on or after completion of Phase IIb Clinical Study - * percent (*%).

4.2
Unless otherwise provided, all such payments are payable within thirty (30) calendar days after March 31, June 30, September 30, and December 31 of each year during the term of this AGREEMENT, at which time LICENSEE will also deliver to UTMDACC a true and accurate report, giving such particulars of the business conducted by LICENSEE and its sublicensees, if any exist, during the preceding three calendar months under this AGREEMENT as necessary for UTMDACC to account for LICENSEE's payments hereunder. This report will include pertinent data, including, but not limited to:

(a)	the accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by LICENSEE since the previous report; and
(b)	a list of LICENSED PRODUCTS produced for the three (3) preceding calendar months categorized by the technology it relates to under PATENT RIGHTS; and
(c)	the total quantities of LICENSED PRODUCTS produced by the category listed in Section 4.2(b); and
(d)	the total SALES by the category listed in Section 4.2(b); and
(e)	the calculation of NET SALES by the category listed in Section 4.2(b); and
(f)	the royalties so computed and due UTMDACC by the category listed in Section 4.2(b) and/or minimum royalties; and
(g)	all consideration received from each sublicensee or assignee and payments due UTMDACC; and
(h)	all other amounts due UTMDACC herein.

Simultaneously with the delivery of each such report, LICENSEE agrees to pay UTMDACC the amount due, if any, for the period of such report. These reports are required even if no payments are due.

4.3
During the term of this AGREEMENT and for one (1) year thereafter, LICENSEE agrees to keep complete and accurate records of its and its sublicensees' SALES and NET SALES in sufficient detail to enable the royalties and other payments due hereunder to be determined. LICENSEE agrees to permit UTMDACC or its representatives, at UTMDACC's expense, to periodically examine LICENSEE’s books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT. If any amounts due UTMDACC are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then LICENSEE will pay the cost of the examination plus accrued interest at the highest allowable rate.

4.4
Within thirty (30) calendar days following each anniversary of the EFFECTIVE DATE, LICENSEE will deliver to UTMDACC a written progress report as to LICENSEE's (and any sublicensee’s) efforts and accomplishments during the preceding year in diligently commercializing LICENSED SUBJECT MATTER in the LICENSED TERRITORY and LICENSEE's (and sublicensees') commercialization plans for the upcoming year.

4.5
All amounts payable hereunder by LICENSEE will be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks are to be made payable to The University of Texas M. D. Anderson Cancer Center, and sent by

United States mail to Box 297402, Houston, Texas 77297, Attention: Manager, Sponsored Programs or by wire transfer to:

BANK ONE TEXAS
910 TRAVIS
HOUSTON, TEXAS 77002
SWIFT: BONEUS44HOU

ABA ROUTING NO: 111000614
ACCOUNT NAME: UNIV. OF TEXAS M. D. ANDERSON CANCER CENTER
ACCOUNT NO: 1586838979
REFERENCE: include title and EFFECTIVE DATE of AGREEMENT and type of payment (e.g., license documentation fee, milestone payment, royalty [including applicable patent/application identified by MDA reference number and patent number or application serial number], or maintenance fee, etc.).

4.6	No payments due or royalty rates owed under this AGREEMENT will be reduced as the result of co-ownership of LICENSED SUBJECT MATTER by BOARD and another party, including, but not limited to, LICENSEE.

V. SPONSORED RESEARCH

5.1
If LICENSEE desires to sponsor research for or related to the LICENSED SUBJECT MATTER, and particularly where LICENSEE receives payments for sponsored research pursuant to a sublicense under this AGREEMENT, LICENSEE (a) will notify UTMDACC in writing of all opportunities to conduct this sponsored research (including clinical trials, if applicable), (b) solicit research and/or clinical proposals from UTMDACC for this purpose, and (c) will give good faith consideration to funding the proposals at UTMDACC.

VI. PATENTS AND INVENTIONS

6.1	If after consultation with LICENSEE both parties agree that a new patent application should be filed for LICENSED SUBJECT MATTER, LICENSEE will pay the cost of searching, preparing, filing, prosecuting and maintaining same. UTMDACC will keep LICENSEE fully informed on a timely basis of all activity on the filings related to the LICENSED SUBJECT MATTER and will provide LICENSEE with a copy of all applications and any documents received or filed during prosecution thereof for which LICENSEE has paid the cost of filing.  For all applications and responses to office actions filed during the term of this AGREEMENT, LICENSEE will timely provide UTMDACC an initial draft and UTMDACC will review, finalize and file such documents. If LICENSEE notifies UTMDACC that it does not intend to pay the cost of an application, or if LICENSEE does not respond or make an effort to agree with UTMDACC on the disposition of rights of the subject invention, then UTMDACC may file such application at its own expense and LICENSEE’s rights to such invention under this AGREEMENT shall terminate in their entirety. The parties agree that they share a common legal interest to get valid enforceable patents and that LICENSEE will keep all privileged information received pursuant to this Section confidential.

VII. INFRINGEMENT BY THIRD PARTIES

7.1
LICENSEE, at its expense, must enforce any patent exclusively licensed hereunder against infringement by third parties and is entitled to retain recovery from such enforcement. After reimbursement of LICENSEE’s reasonable legal costs and expenses related to such recovery, LICENSEE agrees to pay UTMDACC either: (a) the royalty detailed in Section 4.1(d) for any monetary recovery that is for sales of LICENSED PRODUCTS lost due to the infringement and fifty percent (50%) of punitive damages for willful infringement; or (b) fifty percent (50%) of reasonable royalties awarded and punitive damages for willful infringement in any recovery in which the award is for reasonable royalties. LICENSEE must notify UTMDACC in writing of any potential infringement within thirty (30) calendar days of knowledge thereof. If LICENSEE decides not to pursue an infringement enforcement action within six month of knowledge of such infringement, LICENSEE will notify UTMDACC and then BOARD or UTMDACC may, at its discretion, after considering the commercially reasonable bases for LICENSEE’s decision not to pursue such infringement enforcement action, pursue the enforcement of any patent licensed hereunder on behalf of itself and LICENSEE. In such case, the parties will discuss in good faith the appropriate settlement of such case and/or the appropriate distribution of any recovery from such action, which shall depend on LICENSEE’s involvement and effect of the LICENSEE’s ability to commercialize the LICENSED SUBJECT MATTER.

7.2
In any suit or dispute involving an infringer, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

VIII. PATENT MARKING

8.1
LICENSEE agrees that all packaging containing individual LICENSED PRODUCT(S), documentation therefor, and when possible for actual LICENSED PRODUCT(S) sold by LICENSEE, AFFILIATES, and/or sublicensees of LICENSEE will be permanently and legibly marked with the number of any applicable patent(s) licensed hereunder in accordance with each country's patent laws, including Title 35, United States Code.

IX. INDEMNIFICATION AND INSURANCE

9.1
LICENSEE agrees to hold harmless and indemnify BOARD, SYSTEM, UTMDACC, its Regents, officers, employees, students and agents from and against any claims, demands, or causes of action whatsoever, costs of suit and reasonable attorney’s fees, including without limitation, those costs arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights granted hereunder by LICENSEE, its officers, its AFFILIATES or their officers, employees, agents or representatives.

9.2
In no event shall BOARD, SYSTEM or UTMDACC be liable for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of, or in connection with, this AGREEMENT or its subject matter, regardless of whether BOARD, SYSTEM or UTMDACC knows or should know of the possibility of such damages.

9.3
Beginning at the time when any LICENSED SUBJECT MATTER is being distributed or sold (including for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate, and LICENSEE shall use reasonable efforts to have the BOARD, SYSTEM, UTMDACC, its Regents, officers, employees, students and agents named as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; (ii) broad form contractual liability coverage for

LICENSEE's indemnification under this AGREEMENT; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required herein shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under this AGREEMENT.

9.4
LICENSEE shall provide UTMDACC with written evidence of such insurance within thirty (30) days of its procurement. Additionally, LICENSEE shall provide UTMDACC with written notice of at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

9.5
LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during: (i) the period that any LICENSED SUBJECT MATTER developed pursuant to this AGREEMENT is being commercially distributed or sold by LICENSEE or by a sublicensee or agent of LICENSEE; and (ii) the five (5) year period immediately after such period.

X. USE OF BOARD AND UTMDACC'S NAME

10.1
LICENSEE will not use the name of (or the name of any employee of) UTMDACC, SYSTEM or BOARD in any advertising, promotional or sales literature, on its Web site, or for the purpose of raising capital without the advance express written consent of BOARD secured through:

The University of Texas
M. D. Anderson Cancer Center, Legal Services
P.O. Box 301439, Unit 0537
Houston, TX 77230-1439
ATTENTION: Natalie Wright
Email: nwright@mdanderson.org

Notwithstanding the above, LICENSEE may use the name of (or name of employee of) UTMDACC, SYSTEM or BOARD in routine business correspondence, or as needed in appropriate regulatory submissions without express written consent.

XI. CONFIDENTIAL INFORMATION AND PUBLICATION

11.1
UTMDACC and LICENSEE each agree that all information contained in documents marked "confidential" and forwarded to one by the other (i) are to be received in strict confidence, (ii) are to be used only for the purposes of this AGREEMENT, and (iii) will not be disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish by competent written proof that such information:

(a)	was in the public domain at the time of disclosure; or
(b)	later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns; or
(c)	was lawfully disclosed to the recipient party by a third party having the right to disclose it; or
(d)	was already known by the recipient party at the time of disclosure; or
(e)	was independently developed by the recipient party without use of the other party’s confidential information; or
(f)	is required by law or regulation to be disclosed.

11.2	Each party’s obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this AGREEMENT is in force and for a period of three (3) years thereafter.

11.3
UTMDACC reserves the right to publish the general scientific findings from research related to LICENSED SUBJECT MATTER, with due regard to the protection of LICENSEE’s confidential information. UTMDACC will submit the manuscript of any proposed publication to LICENSEE at least thirty (30) calendar days before publication, and LICENSEE shall have the right to review and comment upon the publication in order to protect LICENSEE’s confidential information. Upon LICENSEE’s request, publication may be delayed up to sixty (60) additional calendar days to enable LICENSEE to secure adequate intellectual property protection of LICENSEE’s confidential information that would otherwise be affected by the publication.

XII. ASSIGNMENT

12.1
Except in connection with the sale of all of LICENSEE's assets to a third party, this AGREEMENT may not be assigned by LICENSEE without the prior written consent of UTMDACC, which will not be unreasonably withheld.

XIII. TERM AND TERMINATION

13.1	Subject to Sections 13.3, 13.4 hereinbelow, the term of this AGREEMENT is from the EFFECTIVE DATE to the full end of the term or terms for which PATENT RIGHTS have not expired.

13.2	Any time after two (2) years from the EFFECTIVE DATE, BOARD or UTMDACC have the right to terminate this license in any national political jurisdiction within the

LICENSED TERRITORY if LICENSEE, within ninety (90) calendar days after receiving written notice from UTMDACC of the intended termination, fails to provide written evidence satisfactory to UTMDACC that LICENSEE or its sublicensee(s) has commercialized or is actively and effectively attempting to commercialize a licensed invention in such jurisdiction(s). The following definitions apply to Section 13.2: (a) "commercialize" means having SALES in such jurisdiction; (b) "active attempts to commercialize" means having an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, and/or production and/or SALES in any jurisdiction, and has provided plans acceptable to UTMDACC, in its sole discretion, to commercialize licensed inventions in the jurisdiction(s) that UTMDACC intends to terminate.

13.3	Subject to any rights herein which survive termination, this AGREEMENT will earlier terminate in its entirety:
(a)
automatically, if LICENSEE becomes bankrupt or insolvent and/or if the business of LICENSEE shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise; or

(b)
upon thirty (30) calendar days written notice from UTMDACC, if LICENSEE breaches or defaults on the payment or report obligations of ARTICLE IV, or use of name obligations of ARTICLE X, unless, before the end of the such thirty (30)-calendar day notice period, LICENSEE has cured the default or breach to UTMDACC’s satisfaction, and so notifies UTMDACC, stating the manner of the cure; or

(c)
upon ninety (90) calendar days written notice from UTMDACC if LICENSEE breaches or defaults on any other obligation under this AGREEMENT, unless, before the end of the such ninety (90) calendar-day notice period, LICENSEE has cured the default or breach to UTMDACC’s satisfaction and so notifies UTMDACC, stating the manner of the cure; or

(d)
at any time by mutual written agreement between LICENSEE and UTMDACC upon one hundred eighty (180) calendar days written notice to all parties and subject to any terms herein which survive termination; or

(e)	if Section 13.2 is invoked; or
(f)	if LICENSEE has defaulted or been late on its payment obligations pursuant to the terms of this AGREEMENT on any two (2) occasions in a twelve (12) month period.

13.4	Upon termination of this AGREEMENT:
(a)	nothing herein will be construed to release either party of any obligation maturing prior to the effective date of the termination; and
(b)
LICENSEE covenants and agrees to be bound by the provisions of Articles IX (Indemnification and Insurance), X (Use of Board and UTMDACC’s Name) and XI (Confidential Information and Publication) of this AGREEMENT; and

(c)
LICENSEE may, after the effective date of the termination, sell all LICENSED PRODUCTS and parts therefor that it has on hand at the date of termination, if LICENSEE pays the earned royalty thereon and any other amounts due pursuant to Article IV of this AGREEMENT; and

(d)	Subject to Section 13.4(c), LICENSEE agrees to cease and desist any use and all SALE of the LICENSED SUBJECT MATTER and LICENSED PRODUCTS upon termination of this AGREEMENT; and
(e)
LICENSEE grants to BOARD and UTMDACC a nonexclusive royalty bearing license with the right to sublicense others with respect to improvements made by LICENSEE (including improvements licensed by LICENSEE from third parties) in the LICENSED SUBJECT MATTER. LICENSEE and UTMDACC agree to negotiate in good faith the royalty rate for the nonexclusive license. BOARD's and UTMDACC’s right to sublicense others hereunder is solely for the purpose of permitting others to develop and commercialize the entire technology package.

XIV. WARRANTY: SUPERIOR-RIGHTS

14.1
Except for the rights, if any, of the Government of the United States of America as set forth below and except as set forth in Section 14.5, BOARD represents and warrants its belief that (a) it is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, (b) it has the sole right to grant licenses thereunder, and (c) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein.

14.2
LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation, including P.L. 96-517 as amended by

P.L. 98-620. To the extent that there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation shall prevail. LICENSEE agrees that LICENSED PRODUCTS used or SOLD in the United States will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the GOVERNMENT.

14.3
LICENSEE understands and agrees that BOARD and UTMDACC, by this AGREEMENT, make no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. BOARD and UTMDACC, by this AGREEMENT, also make no representation as to whether any patent covered by PATENT RIGHTS is valid or as to whether there are any patents now held, or which will be held, by others or by BOARD or UTMDACC in the LICENSED FIELD, nor does BOARD and UTMDACC make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by BOARD.

14.4	LICENSEE, by execution hereof, acknowledges, covenants and agrees that LICENSEE has not been induced in any way by BOARD, SYSTEM, UTMDACC or employees thereof to enter into this AGREEMENT, and further warrants and represents that (a) LICENSEE has conducted sufficient due diligence with respect to all items and issues pertaining to this AGREEMENT; and (b) LICENSEE has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.

14.5
LICENSEE understands and acknowledges that Dr. Bogdan Lesyng, of Warsaw, Poland, has asserted that he is a co-inventor on the patent applications under PATENT RIGHTS. If appropriate, UTMDACC will add Dr. Lesyng as an inventor to such applications. UTMDACC will consult with LICENSEE prior to any decision to add Dr. Lesyng as an inventor. If the decision is made to add Dr. Lesyng as an inventor, LICENSEE shall have a sixty (60) day option period to notify UTMDACC that it desires to take a non-exclusive lincese, in which case the parties will work together in good faith to promptly terminate this agreement and contemporaneously enter into a non-exclusive license to the LICENSED SUBJECT MATTER based on UTMDACC’s standard form and all appropriate consideration (e.g., annual license maintenance fees, running royalties, and milestone payments) due after the effective date of the non-exclusive license will be reduced from this AGREEMENT by thirty percent (30%).

XV. GENERAL

15.1
This AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER, and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both parties.

15.2	Any notice required by this AGREEMENT must be given by prepaid, first class, certified mail, return receipt requested, and addressed in the case of UTMDACC to:

The University of Texas M. D. Anderson Cancer Center
Office of Technology Commercialization
7515 S. Main, Suite 490, Unit 0510
Houston, Texas 77030
ATTENTION: William J. Doty

with copy to BOARD:
BOARD OF REGENTS
The University of Texas System
201 West Seventh Street
Austin, Texas 78701
ATTENTION: Office of General Counsel

or in the case of LICENSEE to:

Callisto Pharmaceuticals, Inc.
420 Lexington Avenue, Suite 1609
New York, New York 10170
ATTENTION: Gary S. Jacob, Ph.D., CEO

or other addresses as may be given from time to time under the terms of this notice provision.

15.3	LICENSEE must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT.

15.4
This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas, without regard to its conflict of law provisions. The Texas State Courts of Harris County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Southern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and LICENSEE consents to the jurisdiction of such courts; however, nothing herein shall be deemed as a waiver by BOARD, SYSTEM or UTMDACC of its sovereign immunity.

15.5
Any dispute or controversy arising out of or relating to this AGREEMENT, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the city of Houston, Harris County, Texas, in accordance with the applicable, then-current procedures of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of the LICENSED SUBJECT MATTER. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Section 15.5 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

15.6	Failure of BOARD or UTMDACC to enforce a right under this AGREEMENT will not act as a waiver of right or the ability to later assert that right relative to the particular situation involved.

15.7	Headings included herein are for convenience only and will not be used to construe this AGREEMENT.

15.8	If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless will remain enforceable.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM	CALLISTO PHARMACEUTICALS, INC.

/s/ John Mendelsohn	/s/ Gary S. Jacob

John Mendelsohn, M.D. President The University of Texas M. D. Anderson Cancer Center Date: 1/10/06	Gary S. Jacob, Ph.D. Chief Executive Officer Date:12/7/05

THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER

/s/ Leon Leach

Leon Leach Executive Vice President The University of Texas M. D. Anderson Cancer Center Date: 1/6/06

Approved as to Content:

/s/ Christopher C. Capelli

Christopher C. Capelli, M.D. Vice President, Technology Transfer M. D. Anderson Cancer Center Date: 12/15/05

EXHIBIT I

MDA03-123 “Novel Mechanistically Altered Tyrphostins with Potent Antitumor Activity,” UTSC832US; Inventors: Waldemar Priebe, Ph.D., Nicholas J. Donato, Ph.D., Moshe Talpaz, Ph.D., Alexander Levitzki, Ph.D., Isabela Fokt, Ph.D., Slawomir P. Szymanski, Ph.D;

U.S. Provisional Application No. 60/528,877, filed December 11, 2003 entitled “Compounds for Treatment of Cell Proliferative Diseases”;

U.S. Patent Application No. 11/010,834, filed December 13, 2004, entitled “Compounds for Treatment of Cell Proliferative Diseases”;

PCT/US2004/04712, filed December 13, 2004, entitled “Compounds for Treatment of Cell Proliferative Diseases.”